Exhibit 99.1

                               PRESS RELEASE


                            September 23, 2005

Philadelphia, Pennsylvania
FOR RELEASE:  IMMEDIATELY


       PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES APPOINTMENT
                           OF TWO NEW DIRECTORS
       --------------------------------------------------------------

Prudential Bancorp, Inc. of Pennsylvania (the "Company") (Nasdaq:PBIP) announced today that its Board of Directors appointed A.J. Fanelli and Francis V. Mulcahy to the Board. The appointment of these new directors has been made in part to fill the vacancy created by the death of long-time director Carl J. Santoro and to increase the size of the Board to six.

Joseph W. Packer, Jr., Chairman of the Board, stated "We are very pleased to have A.J. and Francis join the Board. A.J. Fanelli brings more than 35 years of accounting and finance knowledge to the Board while Francis Mulcahy, with his background in real estate appraisal and in-depth understanding of our community, will be a great asset as we expand our real estate lending activities. Both of them are long time residents of our community. Of course, we are saddened by the loss of Carl Santoro whose thoughtful advice will be greatly missed."

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank, a Pennsylvania-chartered, FDIC-insured savings bank headquartered in Philadelphia, Pennsylvania. Prudential Savings Bank operates five full service offices located in Philadelphia and one office in Drexel Hill, Pennsylvania. At June 30, 2005, the Company had assets totaling $444.3 million, liabilities totaling $353.6 million and $90.7 million of shareholders' equity.

Contacts:

Thomas A. Vento, President and Chief Executive Officer, Prudential Bancorp, Inc. of Pennsylvania, 215-755-1500.

Joseph R. Corrato, Executive Vice President and Chief Financial Officer, Prudential Bancorp, Inc. of Pennsylvania, 215-755-1500.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.
The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.